Exhibit 99.1

UNIVERSAL AMERICAN
 FINANCIAL CORP.

                              FOR IMMEDIATE RELEASE
                              ---------------------

             UNIVERSAL AMERICAN FINANCIAL CORP. TO STRENGTHEN SENIOR MARKET FOCUS BY ENTERING THE MEDICARE ADVANTAGE MARKET
               WITH PLANNED ACQUISITION OF HERITAGE HEALTH SYSTEMS


RYE BROOK, N.Y., March 9, 2004 -- Universal American Financial Corp., (NASDAQ:
UHCO) ("Universal American"), announced today that it has signed a definitive contract to acquire Heritage Health Systems, Inc. ("Heritage"), a privately owned managed care company that operates Medicare Advantage plans in Houston and Beaumont, Texas, for approximately $98 million in cash. The closing of the acquisition is subject to regulatory approvals and other customary conditions, and is expected to occur in the second quarter of 2004.

Founded in 1995, Heritage now has approximately 15,700 Medicare members with annualized revenue of approximately $132 million, up from 14,150 members and revenue of approximately $102 million in 2002. Management estimates that the acquisition will be immediately accretive, adding approximately 5-7% to earnings.

Universal American intends to finance this acquisition using approximately $34 million of cash on hand, with the balance coming from the proceeds of a senior credit facility to be provided by Banc of America Securities LLC. In connection with this refinancing, the Company will incur a second quarter non-cash after-tax expense of approximately $1.1 million relating to the unamortized fees on the current facility that will be replaced.

Richard A. Barasch, chairman and CEO of Universal American, commented, "We are very excited about this acquisition since we have been actively seeking appropriate entry points into the Medicare Advantage market to complement our strength in the Medicare Supplement market. The acquisition of Heritage is ideal to expand and strengthen our position in the senior market, allowing us to offer a broad array of indemnity and managed care products."


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Universal American Financial Corp.                                       Page 2
March 9, 2004


Mr. Barasch continued, "In 2003, the U.S. Congress enacted legislation that will have a profound effect on the delivery of health insurance benefits to the senior population. In addition to the highly publicized drug insurance program, there are several provisions of the new legislation that encourage private companies to offer improved programs through the Medicare Advantage program. As we examined the potential effects of the legislation and our growing presence in the senior market, we concluded that Universal American is well situated to offer innovative Medicare Advantage programs in selected markets. Consequently, we have filed applications for Medicare Advantage programs in two of our best markets, New York and Pennsylvania, which we expect will be approved in the second quarter. We also have been looking actively at other programs that will enable us to leverage our strength in the senior market.

"The Heritage acquisition accelerates our entry to the Medicare Advantage market and should prove to be another example of our ability to execute strategically and financially accretive transactions. Heritage gives us a platform upon which to build our other initiatives in the Medicare Advantage market. The Heritage management team, who will continue to lead the organization, is highly skilled in the senior managed care business, and the administrative infrastructure that they have built will advance our ability to enter new markets in Texas and elsewhere.

"Heritage has created a successful model that aligns the interests of the provider community, especially the primary care and specialist physicians who are committed to serving enrolled Medicare members, with the interests of the health plan and its members. Significantly, Heritage was performing well prior to the implementation of the new Medicare rate structure and we believe that this model will have application in other selected markets."

Mr. Barasch concluded, "Texas is currently Universal American's second largest state in terms of premium in force. The addition of Heritage's Medicare Advantage program will enable us to offer a broader range of products through our existing distribution. We expect that our Senior Solutions centers in Texas will embrace the opportunity to enlarge their product line."

Banc of America Securities LLC acted as the exclusive financial advisor to Universal American in this transaction.


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Universal American Financial Corp.                                       Page 3
March 9, 2004


CONFERENCE CALL

Universal American will host a conference call at 11:00 am Eastern Time on Wednesday, March 10, 2004 to discuss the acquisition of Heritage. Interested parties may participate in the call by dialing 973-317-5319. Please call in 10 minutes before the scheduled time and ask for the Universal American call. This conference call will also be webcast live over the Internet and can be accessed at Universal American's website at www.uafc.com. To listen to the live call, please go to the website at least 15 minutes early to download and install any necessary audio software. If you are unable to listen live, the conference call will be archived and can be accessed for approximately 60 days.


ABOUT UNIVERSAL AMERICAN FINANCIAL CORP.

Universal American Financial Corp. offers a portfolio of supplemental life and health insurance products, primarily to the senior market, as well as third party administrator services for insurance and non-insurance programs in the senior market. For more information on Universal American, please visit www.uafc.com.

Except for the historical information contained above, this document may contain forward looking statements which involve a number of risks and uncertainties that could cause actual results to differ materially. These risk factors are listed from time to time in the Company's SEC reports.

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CONTACT:                                 -OR-     INVESTOR RELATIONS COUNSEL:
Robert A. Waegelein                               The Equity Group Inc.
Executive Vice President &                        www.theequitygroup.com
Chief Financial Officer (914) 934-8820            Sarah Torres (212) 836-9611
                                                  Linda Latman (212) 836-9609